Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

FOR:	MDC Partners Inc.
45 Hazelton Avenue
Toronto, Ontario M5R 2E3

CONTACT:	Donna Granato
Director, Finance & Investor Relations
416-960-9000
dgranato@mdc-partners.com

MDC PARTNERS INC. HIRES SENIOR VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER

TORONTO, Ontario (March 31, 2005) – MDC Partners announced today that, effective April 1, they have hired Michael Sabatino as Senior Vice President and Chief Accounting Officer.  In his role, Mr. Sabatino will have responsibility and oversight for management accounting, external financial reporting, SEC compliance, financial planning and analysis and taxation.

Michael joins MDC Partners from the accounting firm of Eisner LLP, where he has been a Partner for the past year.  Prior to that time, he was the co-CFO of Jakks Pacific, Inc., the fourth largest US toy company.  In addition, Michael was a Partner at BDO Seidman, the fifth largest worldwide public accounting firm.

Walter Campbell, MDC Partners’ current CFO, will become CFO of MDC Partners’ Secure Products International Group.  He has served in various financial functions over the past ten years, most recently as the Company’s CFO.  Walter will work with Michael to transition oversight of the Company’s corporate financial functions.

“We are thrilled to have Michael join our team.  He brings world-class technical expertise and corporate experience to MDC Partners as the Company continues to grow its business.  Additionally, Walter Campbell’s contribution to the MDC Partner’s corporate office has been significant and we look forward to his contribution as CFO of Secure Products International as we move towards monetization of this asset,” said Steven Berns, MDC Partners’ Vice Chairman and Executive Vice President.

About MDC Partners Inc.

MDC Partners is a leading provider of marketing communications services, and secure transaction products and services, to clients in the United States, Canada, Australia and the United Kingdom.  Through its partnership of entrepreneurial firms, its Marketing Communications Division provides advertising and specialized communication services to leading brands.  The Secure Products Division provides security products and services in three primary areas including electronic transaction products, secure ticketing products and stamps.  MDC Partners Class A shares are publicly traded on the Toronto Stock Exchange under the symbol “MDZ.SV.A” and on the NASDAQ under the symbol “MDCA”.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements.  Such factors include, among other things, the Company’s financial performance; changes in the competitive environment; adverse changes in the economy; ability to maintain long-term relationships with customers; financing requirements; risks arising from material weaknesses in internal control over financial reporting; and other factors set forth in the Company’s Form 40-F for its fiscal year ended December 31, 2003 and subsequent SEC filings.